PRINCIPAL FUNDS, INC.
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT
SMALLCAP VALUE FUND II SERIES

AGREEMENT executed as of January 1, 2010, by and between PRINCIPAL
MANAGEMENT CORPORATION (hereinafter called "the Manager"), and DIMENSIONAL
FUND ADVISORS LP (formerly Dimensional Fund Advisors Inc.) (hereinafter called "the Sub-Advisor").

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to the Series of Principal Investors Fund, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for the SmallCap Value
Fund II Series of the Fund (hereinafter called "Series"), which the
Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

  (a) Management Agreement (the "Management Agreement") with the
Fund;

  (b) The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;

  (c) The Fund's Articles of Incorporation and By-laws;

(d) Policies, procedures or instructions adopted or approved by the
Board of Directors of the Fund relating to obligations and services to be provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1. Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the
Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of the Series, subject to the control and direction of the Manager and the Fund's Board of Directors, for
the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services
hereinafter set forth for the compensation herein provided. The
Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2. Obligations of and Services to be Provided by the Sub-Advisor

  The Sub-Advisor will:

(a) Provide investment advisory services, including but not limited to research, advice and supervision for the Series.

(b) Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as conditions require, recommended modifications to the prospectus and statement of additional information of the
Series.

(c) Implement the approved investment program by placing orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio
turnover or any tax considerations, subject always to the
provisions of the Fund's registration statement, Articles of
Incorporation and Bylaws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect;
provided however, that copies of all such documents shall have been provided to Sub-Advisor prior to their effectiveness marked to show the proposed changes.

(d) Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general
conduct of the investment business of the Series.

(e) Maintain, in connection with the Sub-Advisor's investment advisory services obligations, compliance with the 1940 Act and the regulations adopted by the Securities and Exchange
Commission thereunder and the Series investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section 10(d) of this Agreement.

(f) Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably request in order to enable it to determine that the investment policies, procedures and approved investment program of the Series are being observed.

(g) Upon reasonable request, provide assistance and recommendations for the determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with
procedures and methods established by the Fund's Board of
Directors.

(h) Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and
(ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of the Series.

(i) Open accounts with broker-dealers and futures commission merchants ("broker-dealers"), select broker-dealers to effect all transactions for the Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent
consistent with applicable law, purchase or sell orders for the
Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event
allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the
Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients.  The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the
Fund's Board of Directors providing such information as the
number of aggregated trades to which the Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades.  The Sub-Advisor shall use its best efforts to obtain execution of transactions for the Series at prices which are advantageous to the Series and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer
spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with
respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its
affiliates have with respect to the Series as well as to
accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Series.

(j) Maintain all accounts, books and records with respect to the
Series as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment
Advisers Act of 1940 (the "Investment Advisers Act"), and the
rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or Manager may
reasonably request.  In compliance with the requirements of Rule
31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the Series are the property of the
Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Series and that are required to be maintained by Rule 31a-1 under the
1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for the Series upon request by the
Fund or the Manager.  The Sub-Advisor has no responsibility for the maintenance of Fund records except insofar as is directly related to the services the Sub-Advisor provides to the Series.

(k) Observe and comply with Rule 17j-1 under the 1940 Act and the
Sub-Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time.  The Manager
acknowledges receipt of a copy of Sub-Advisor's current Code of
Ethics.  Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of
Ethics along with certification that the Sub-Advisor has
implemented procedures for administering the Sub-Advisor's Code of Ethics.

(l) From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Series, all in such
detail as the Manager or the Fund may reasonably request.  The
Sub-Advisor will make available its officers and employees to meet with the Fund's Board of Directors at the Fund's principal place of business on due notice to review the investments of the
Series.

(m) Upon request by the Manager, provide such information as may be required for the Fund or the Manager to comply with their
respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the
"Code"), the 1940 Act, the Investment Advisers Act, the
Securities Act of 1933, as amended (the "Securities Act"), and any state securities laws, and any rule or regulation
thereunder.

(n) Provide a copy of the Sub-Advisor's Form ADV and any material amendments thereto contemporaneously with the filing of such documents with the Securities and Exchange Commission or other regulatory agency.

(o) Vote proxies, exercise conversion or subscription rights, and respond to tender offers and other consent solicitations
relating to the Series' investment securities in the manner in which the Sub-Advisor believes to be in the best interests of the Series provided such materials have been forwarded to the
Sub-Advisor in a timely fashion by the Series' custodian, and shall review its proxy voting activities on a periodic basis with the Manager and provide reports as are reasonably requested by the Manager to assist the Series in meeting its regulatory reporting requirements.  Upon sixty (60) days' written notice to the Sub-Advisor, the Manager may withdraw the authority granted to the Sub-Advisor to vote proxies pursuant to this Section.

     3. Prohibited Conduct

In providing the services described in this agreement, the Sub-
Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.  Manager shall provide to Sub-Advisor a current list of such investment advisory firms which Manager shall update from time to time.

     4. Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Series, the
Manager shall pay the compensation specified in Appendix A to this
Agreement.

     5. Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, officers,
employees, agents or affiliates shall be liable to the Manager, the
Fund or its shareholders for any loss suffered by the Manager or the
Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for the Series or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents, or affiliates.  Notwithstanding the foregoing, Sub-Advisor shall not be liable for actions taken or non-
actions with respect to the performance of services under this
Agreement based upon specific information, instructions or requests given or made to Sub-Advisor by the Manager.  The Manager shall be responsible at all times for supervising Sub-Advisor, and this
Agreement does not in any way limit the duties and responsibilities that the Manager has agreed to under the Management Agreement and applicable laws.

     6. Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub- Advisor, and where required by applicable law, subject to approval of the Board of Directors of the Fund.

     7. Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

     8. Duration and Termination of This Agreement

This Agreement shall become effective on the latest of (i) the date of its execution, (ii) the date of its approval by a majority of the
Board of Directors of the Fund, including approval by the vote of a majority of the Board of Directors of the Fund who are not
interested persons of the Manager, the Sub-Advisor, Principal Life
Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval or (iii) if required by the
1940 Act, the date of its approval by a majority of the outstanding voting securities of the Series. It shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of
Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not
interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of the Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the
Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action;
provided, that the compensation received by the Sub-Advisor in respect to the Series during such period is in compliance with Rule
15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the
Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This
Agreement shall automatically terminate in the event of its
assignment. In interpreting the provisions of this Section 8, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

 9. Amendment of this Agreement

No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal
Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.  Prior to the execution of any amendment, Manager shall notify Sub-Advisor if any such approval is required.

     10. General Provisions

(a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the
purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa.
The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be
Principal Financial Group, Des Moines,  Iowa 50392-0200, and the
address of the Sub-Advisor shall be, Dimensional Fund Advisors
LP, 6300 Bee Cave Road, Building One, Austin, Texas 78746,
Attention:  Legal Department.

(c) The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

(1) the Sub-Advisor fails to be registered as an investment
adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be
registered as an investment advisor in order to perform its
obligations under this Agreement.

(2) the Sub-Advisor is served or otherwise receives notice
of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or
body, involving the affairs of the Series.

(d) The Manager shall provide (or cause the Series custodian to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Series, cash requirements and cash available for investment in the Series, and all other reasonable information as may be necessary for the Sub-
Advisor to perform its duties and responsibilities hereunder.

(e) The Sub-Advisor agrees that neither it nor any of its
affiliates will in any way refer directly or indirectly to  its relationship with the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager.

  (f) The Sub-Advisor represents that it will not enter into any agreement, oral or written, or other understanding under which the
Fund directs or is expected to direct portfolio securities
transactions, or any remuneration, to a broker or dealer in
consideration for the promotion or sale of Fund shares or shares issued by any other registered investment company. Sub-advisor further represents that it is contrary to the Sub-advisor's
policies to permit those who select brokers or dealers for
execution of fund portfolio securities transactions to take into account the broker or dealer's promotion or sale of Fund shares or shares issued by any other registered investment company.

(g) This Agreement contains the entire understanding and
agreement of the parties and shall amend and restate that
certain Sub-Advisory Agreement dated April 15, 2004 between
the parties hereto.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                                           PRINCIPAL MANAGEMENT CORPORATION

                                                           By /s/ Ernest H
Gillum________________________________
                                                               Ernest H. Gillum, Vice
President

                                                           DIMENSIONAL FUND ADVISORS LP
                                                           By:  Dimensional Holdings Inc.,
its general partner

                                                           By
____________________________________________

APPENDIX A

The Sub-Advisor shall serve as investment sub-advisor for the SmallCap
Value Fund II Series of the Fund. The Manager will pay the Sub-Advisor, as full compensation for all services provided under this Agreement, a fee computed at an annual rate of 0.50% of the Fund's average daily net assets.

The Sub-Advisor Percentage Fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the
Sub-Advisor. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described above and multiplying this product by the net assets of the Series, as determined in accordance with the
Series' Prospectus and Statement of Additional Information as of the
close of business on the previous business day on which the Series was open for business; provided however, cash greater than 1.00% of the
Series net assets shall not be included in the Series net assets calculation. If the Manager requests the Sub-Advisor to raise cash in the Series portfolio in excess of 1.00% of the Series net assets, the entirety of such requested amount shall be included in the Series net assets calculation.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

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